Exhibit 4.7

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS WARRANT OR THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF ARE ALSO SUBJECT TO MARKET STAND-OFF PROVISIONS PURSUANT TO THE TERMS OF A REGISTRATION RIGHTS AGREEMENT.

WARRANT NO.

VOID AFTER THE EXPIRATION DATE (as defined below)

Warrant To Purchase                                                                       (            )

Shares (the “Shares”) of Common Stock

WARRANT TO PURCHASE COMMON STOCK

OF

BASIN WATER, INC., a California Corporation

This warrant (the “Warrant”) certifies that, for value received, the Warrant Holder is entitled, subject to the terms set forth below, to purchase from the Company the number set forth above of fully paid and nonassessable Shares at the Share Price at any time or from time to time from the date of this Warrant to and including the Expiration Date such price and number of shares being subject to adjustment as provided herein. The right to exercise this Warrant is subject to the terms and conditions set forth in Section 3 and shall expire at the close of business on the Expiration Date.

1. DEFINITIONS. As used in this Warrant, the following terms, unless the context requires otherwise, have the following meanings:

1.1 “Change of Control” means (a) a consolidation, merger or other business combination of the Company with and into another corporation unless the Company’s shareholders of record immediately prior to such consolidation, merger or business combination shall hold at least fifty percent (50%) of the voting power of the acquiring corporation or surviving entity immediately after such consolidation, merger or business combination or (b) the sale of all or substantially all of the Company’s assets to a third party that is not affiliated with the Company prior to such sale.

1.2 “Company” means Basin Water, Inc., a California corporation, and any corporation that shall succeed to or assume the obligations of Basin Water, Inc. under this Warrant.

1.3 “Common Stock,” when used with reference to stock of the Company, means all shares, now or hereafter authorized, of the class of the Common Stock of the Company presently authorized and stock of any other class into which those shares may later be changed.

1.4 “Corporations Code” refers to the sections of the California Corporations Code.

1.5 “Expiration Date” means the earliest of (i) October 14, 2010, (ii) thirty (30) months after the Initial Public Offering and (iii) immediately prior to the closing of a Change of Control; provided, however, that in the event of a Maturity Date Extension (as defined in the Note), the Expiration Date in the foregoing clause (i) shall automatically be extended to October 14, 2012.

1.6 “Initial Public Offering” has the meaning set forth in the Purchase Agreement.

1.7 “Note” has the meaning set forth in the Purchase Agreement.

1.8 “Opinion of Counsel” means a written opinion, signed by legal counsel, who may be an employee of, or of counsel to, the Company or other counsel satisfactory to the Company.

1.9 “Purchase Agreement” means that certain Subordinated Note with Warrants Purchase Agreement dated as of the date hereof between the Company and the Warrant Holder.

1.10 “Registration Rights Agreement” means that certain letter agreement dated as of the date hereof between the Company and the Warrant Holder.

1.11 “Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission, or any other federal agency then administering the Securities Act, under that legislation, all as they may be in effect at the time.

1.12 “Share Price” shall mean the price per share of                              ($            ), payable in United States currency, subject to adjustment as provided herein.

1.13 “Subscription” means the form attached hereto as Exhibit A and incorporated herein by reference.

1.14 The term “Warrant Holder,” or similar terms when the context refers to a holder of the Warrants, means                     , its permitted assigns, and/or anyone who at the time is the registered holder of the Warrant.

2. FEDERAL SECURITIES REGULATION

2.1 Representations. The Warrant Holder represents, by accepting this Warrant, that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act and understands that this Warrant and any securities issuable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws or “Blue Sky” laws and are being offered and sold to the Warrant Holder pursuant to one or more exemptions from the registration requirements of such securities laws. The Warrant Holder further understands that the Shares have not been qualified under any state securities laws based on the belief that they have been issued in a transaction exempt from the qualification requirements of such securities laws, which exemption depends upon, among other things, Warrant Holder’s representations made herein. The Warrant Holder further represents to the Company that it is acquiring this Warrant and will acquire any securities issuable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, and agrees that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act and any applicable state securities laws or “Blue Sky” laws or (ii) this Warrant or any such securities are (x) sold or otherwise transferred only to a transferee that (A) is a subsidiary, parent, partner, limited partner, retired partner or shareholder of such Warrant Holder or (B) is acquiring at least one hundred thousand (100,000) Shares (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations) and (y) the Warrant Holder has delivered to the Company an Opinion of Counsel reasonably satisfactory to the Company, at Warrant Holder’s expense, that such sale or transfer is made pursuant to one or more exemptions from the Securities Act pursuant to Section 2.3 below. The Warrant Holder recognizes that an investment in the Warrants and the Shares issuable upon exercise thereof involves a high degree of risk, including a risk of total loss of the Warrant Holder’s investment. The Warrant Holder is able to bear the economic risk of holding the Warrant and the Shares issuable upon exercise thereof, for an indefinite period, has knowledge and experience in the financial and business matters such that it is capable of evaluating the risks of the investment in the Warrant and the Shares issuable upon exercise thereof, has been furnished ample opportunity to request information regarding the Company and has been afforded the opportunity to ask questions of and receive answers from officers or other representatives of the Company concerning the Company, and, assuming the Company has been responsive to the Warrant Holder’s requests and questions, has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to purchase its Warrant.

2.2 Non-Registered Securities. The sale or other transfer of the Warrant is greatly restricted because the Warrant will not be registered for sale under the Securities Act or qualified for sale under any state securities laws, and may therefore have to be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state laws or an exemption from such registration or qualification is available. No market may exist for the Warrant, and it is unlikely that any substantial market will develop. Investors who do not wish or who are financially unable to remain as Warrant Holders for a substantial period of time are advised against investment in the Warrant offered hereby. No market for the resale of the Warrant is expected to develop in the foreseeable future.

2.3 Restriction on Transferability of Warrants. The Shares authorized under the Warrant are “Restricted Securities” as that term is defined in Rule 144 under the Securities Act, and accordingly, the Shares must be held unless they are subsequently registered under the Securities Act and qualified under any applicable state securities laws or exemptions from such registration or qualification are available. Prior to any proposed transfer of this Warrant or the Shares issued upon exercise of this Warrant, the Warrant Holder and each subsequent permitted Warrant Holder shall give written notice to the Company of such Warrant Holder’s intention to effect such transfer, which notice shall contain the details of such proposed transfer including the proposed transferee. The transfer of this Warrant shall be conditioned upon the transferee’s agreement in writing to be subject to the terms of this Warrant. If, at the time of any exercise, transfer, or surrender for exchange of any of this Warrant or of Shares issued upon exercise of the Warrant, such Warrant or Shares are not registered under the Securities Act, the Company may require, as a condition to allowing that exercise, transfer, or exchange, that the Warrant Holder or transferee of this Warrant or Shares, furnish to the Company such information as, in the Opinion of Counsel, is necessary to establish that the exercise, transfer, or exchange may be made without registration under the Securities Act. That information shall include a written statement that the Warrant Holder is purchasing the Shares or that the transferee is acquiring the Warrant or Shares for such holder’s or transferee’s own account, for investment and not with a view to the sale or distribution of the Warrant or Shares nor with any then-present intention of distributing or selling the Warrant or Shares. Any such Warrant or Shares certificate may, at the Company’s sole option and discretion, include any legend considered necessary or desirable to comply with the Securities Act, including the following:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THE SECURITIES REPRESENTED HEREBY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO MARKET STAND-OFF PROVISIONS PURSUANT TO THE TERMS OF A REGISTRATION RIGHTS AGREEMENT.

3. EXERCISE OF THE WARRANT

3.1 Exercising Rights Under the Warrant.

3.1.1 Cash Exercise. A Warrant Holder may exercise it in full by surrender of this Warrant, with the Subscription, duly executed by the Warrant Holder, to the Company at its principal office at 8731 Prestige Court, Rancho Cucamonga, CA 91730, accompanied by payment in the amount obtained by multiplying the Share Price (as adjusted pursuant to Section 4) by the number of Shares specified on the face of this Warrant. The exercise of this Warrant shall be deemed to have been effected two (2) business days after the receipt by the Company of the Warrant with the Subscription or such later time as may be requested by the Warrant Holder in any transmittal letter.

3.1.2 Form of Payment. Payment for Shares may be in cash or by cashier’s or certified check payable to the order of the Company.

3.1.3 Partial Exercise. The Warrant Holder may exercise in part by surrendering the Warrant, accompanied by payment as provided above, except that the amount payable by the Warrant Holder on such partial exercise shall be the amount obtained by multiplying the Share Price (as adjusted pursuant to Section 4) by the number of Shares, not to exceed the number specified on the face of this Warrant, subject to Section 3.2 below, designated by the Warrant Holder in the Subscription at the end of this Warrant. On partial exercise, the Company shall promptly issue and deliver to the Warrant Holder a new Warrant or Warrants of like tenor in the name of that Warrant Holder, providing for the right to purchase that number of Shares for which this Warrant has not been exercised.

3.2 Company’s Obligations Upon Exercise. At the time this Warrant is exercised, the Company will, at the Warrant Holder’s request, acknowledge in writing its continuing obligation to afford to that Warrant Holder any rights to which that Warrant Holder shall continue to be entitled after such exercise in accordance with this Warrant, provided that, if the Warrant Holder fails to make such request, that failure shall not affect the Company’s continuing obligation to afford to such Warrant Holder any such rights.

3.3 Delivery of Stock Certificate. As soon as possible after full or partial exercise of this Warrant, the Company at its expense will cause to be issued in the name of, and delivered to the Warrant Holder, a certificate or certificates for the number of duly authorized, fully paid and nonassessable Shares to which that Warrant Holder shall be entitled on such exercise, together with any other securities and property to which that Warrant Holder is entitled on such exercise under the terms of this Warrant. No fractional share will be issued upon exercise of rights to purchase under this Warrant. If on any exercise of this Warrant, a fraction of a share results, the Company will pay the cash value of that fractional share, calculated on the basis of the fair market value of one Share as determined in good faith by the Board of Directors of the Company. The Company covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Shares to the Warrant Holder pursuant to this Section 3.3; provided that, the Company will not be liable for any federal or state transfer taxes and charges payable in respect of the transfer of the Warrant, or Shares issuable upon exercise thereof, by the Warrant Holder to any other person.

4. ANTIDILUTION PROVISIONS

4.1 Stock Splits and Combinations. If the Company at any time subdivides or combines its outstanding shares of Common Stock, whether by stock split, stock dividend or the like, this Warrant shall, after that subdivision or combination, be evidence of the right to purchase the number of Shares that would have been issuable as a result of that change with respect to the Shares that were purchasable under this Warrant immediately before that subdivision or combination. If the Company at any time subdivides the outstanding shares of Common Stock, the Share Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company at any time combines the outstanding shares of Common Stock, the Share Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this provision shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.2 Reclassifications, Exchanges, and Substitutions. If the Common Stock issuable upon exercise of this Warrant is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, other than a subdivision or combination of shares provided for above, the Warrant Holder shall, on the exercise of the Warrant, be entitled to purchase, in lieu of the Common Stock that such Warrant Holder would have become entitled to purchase but for such change, a number of shares of such other class or classes of stock equivalent to the number of Shares of Common Stock that would have been subject to purchase by the Warrant Holder on exercise of this Warrant immediately before that change. If at any time there is a capital reorganization of the Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for above), or a Change of Control, then, as a part of such reorganization or Change of Control, the Company shall give the Warrant Holder at least thirty (30) days’ prior written notice, by first class mail, postage prepaid, of such event. Warrant Holder shall have the right to exercise this Warrant in whole or part, pursuant to the terms hereof, prior to such event. If Warrant Holder does not exercise this Warrant in full prior to a Change of Control (but not a capital reorganization), then the Warrant Holder’s rights hereunder shall cease and be of no further force or effect. If the Warrant Holder does not exercise this Warrant in full prior to a reorganization, in such case, appropriate adjustment, as determined by the Company’s Board of Directors, shall be made in applying this Warrant to the rights and interests of the Warrant Holder after the reorganization to the end that this Warrant, including adjustment of the Share Price then in effect and number of shares purchasable on exercise of this Warrant, shall be applicable after that event, as near as reasonably may be, in relation to any Shares or other property deliverable after that event on exercise of this Warrant. The Company shall within thirty (30) days after making such adjustment, give written notice, by first class mail, postage prepaid, to the registered Warrant Holder at the address of that Warrant Holder, as shown on the Company’s books. That notice shall set forth, in reasonable detail, the event requiring the adjustment and the method by which the adjustment was calculated and shall specify the Share Price then in effect after the adjustment and the increased or decreased number of purchasable Shares on exercise of this Warrant.

4.3 Prior Notice. If: (a) the Company shall declare any dividend payable in Common Stock or make any other distribution to the holders of its Common Stock, other than a dividend in Common Stock exempt from the adjustment provisions of this Warrant, or a cash distribution to the extent that the aggregate of all such cash dividends paid or declared after the date of this Warrant does not exceed the net income of the Company earned after that date; (b) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; (c) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company; (d) there is a capital reorganization of the Common Stock (other than a combination, reclassification, exchange or subdivision of shares provided for above); or (e) there shall be a Change of Control:

Then, in each such case the Company shall give at least fifteen (15) days’ prior written notice to the registered Warrant Holder at the address of that Warrant Holder shown on the books of the Company, of the date as of which the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights, or the date as of which the dissolution, liquidation, winding up, reorganization or Change of Control shall take place. That notice also shall specify the date as of which the holders of the Common Stock of record shall either participate in that dividend, distribution, or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable on such dissolution, liquidation, or winding up, on which date, in the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Company, the right to exercise this Warrant shall cease. The right to exercise this Warrant shall cease as of the effective date for a Change of Control.

4.4 Additional Issuances of Stock. Until the Initial Public Offering, the Share Price for the Shares shall be subject to adjustment as follows:

(a) After the date of issuance of this Warrant, if the Company shall issue or sell any shares of Common Stock for a consideration per share less than the Share Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale, the Share Price shall automatically be adjusted to a price equal to the price paid per share in such sale or issue.

(b) For purposes of Section 4.4(a) above, none of the following issuances occurring after the date of issuance of this Warrant shall be considered the issuance or sale of Common Stock:

(i) The issuance of Common Stock upon the conversion of any then-outstanding Convertible Securities. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock;

(ii) The issuance of any Common Stock or Convertible Securities as a dividend on the Company’s stock;

(iii) The issuance of up to 2,500,000 shares of Common Stock (or options to purchase shares of Common Stock) to employees, directors or consultants of the Company under a stock option or incentive plan approved by the Board of Directors of the Company;

(iv) The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction approved by the Board of Directors of the Company, so long as such borrowing or leasing transaction is permitted under the Subordinated Note with Warrants Purchase Agreement (the “Purchase Agreement”) between the Company and Purchaser (as defined in the Purchase Agreement); it being understood that this subsection (iv) shall include Convertible Securities issued to the Senior Secured Creditor (as defined in the Purchase Agreement) pursuant to the terms of the Senior Credit Agreement (as defined in the Purchase Agreement);

(v) The issuance of Common Stock or Convertible Securities pursuant to the acquisition of another business by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its shareholders own not less than a majority of the voting power of the surviving or successor business;

(vi) The issuance of warrants to purchase 180,000 shares of Common Stock to the buyer of water treatment units and/or its affiliates in connection with the development of a proprietary process for biologically removing and destroying perchlorate load from used ion exchange resins and from perchlorate-laden ion exchange resin regeneration brines; and

(vii) The issuance of any other Common Stock or Convertible Securities (other than pursuant to Section 4.4(b)(i) through (v)) for which the Company receives an aggregate consideration of less than One Million Dollars ($1,000,000) in any rolling six (6) month period;

(c) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount of cash received by the Company therefor. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Company, which determination must include the affirmative vote of the Purchaser Designee (as defined in the Purchase Agreement).

4.5 Good Faith Provision. The Company covenants that it will not intentionally avoid or intentionally seek to avoid the observance or performance of any of the terms of this Warrant, but it will at all times in good faith assist in carrying out all those terms and take all action necessary or appropriate to protect the rights of the Warrant Holder against dilution or other impairment.

5. Miscellaneous Provisions

5.1 Reservation of Stock. The Company covenants that it will at all times reserve and keep available, solely for issuance on exercise of this Warrant, all Shares of Common Stock or other securities from time to time issuable upon exercise of this Warrant.

5.2 Replacement. On receipt of evidence reasonable satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the event of such occurrence, on delivery of an indemnity agreement or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilations, on surrender and cancellation of this Warrant, the Company, at the Warrant Holder’s expense, will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

5.3 Transfer. Warrant Holder may assign this Warrant for the aggregate number of Shares that have not been previously exercised, but in no event in excess of the number of Shares set forth on the first page of this Warrant, subject to compliance with the other terms and conditions hereof. On surrender of this Warrant for assignment, properly endorsed on a form of assignment acceptable to the Company, and subject to the provisions of this Warrant regarding compliance with the Securities Act (including delivery of an Opinion of Counsel), the Company, at its expense, will issue a new Warrant, in such name as the Warrant Holder, on payment by the Warrant Holder of any applicable transfer taxes, may direct, calling in the aggregate on the face of such Warrant for the number of Shares of Common Stock that have not been previously exercised hereunder; provided, however, that the rights of the Warrant Holder under the Registration Rights Agreement may be assigned by the Warrant Holder only to a transferee that (i) is a subsidiary, affiliate, parent, partner, limited partner, retired partner or shareholder of such Warrant Holder, or (ii) is acquiring at least one hundred thousand (100,000) Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) from the Warrant Holder.

5.4 Warrant Agent. The Company may, on written notice to the Warrant Holder, appoint an agent for the purpose of issuing Common Stock or other securities on the exercise of this Warrant and of replacing or exchanging this Warrant; and after that appointment occurs, any such issuance, replacement or exchange shall be made at that office by that agent.

5.6 No Rights as a Shareholder. No Warrant Holder, as such, shall be entitled to vote or receive dividends or be considered a shareholder of the Company for any purpose, nor shall anything in this Warrant be construed to confer on any Warrant Holder, as such, any rights of a shareholder of the Company or any right to vote, to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of stock to par value, consolidation, merger, conveyance or otherwise), to receive notice of meetings of shareholders, or to receive dividends or subscription rights.

5.7 Modification. Except as otherwise provided in this Warrant, neither this Warrant nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such writing.

5.8 Controlling Law. This Warrant shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in the application of any other laws.

5.9 Registration Rights and Obligations. The Warrant Holder is party to the Registration Rights Agreement, pursuant to which the Warrant Holder will be entitled to certain rights to request the registration of the sale of the Shares under the Securities Act, subject to the terms and conditions provided therein. Pursuant to the Registration Rights Agreement, the Common Stock issuable pursuant to the terms of this Warrant is subject to market stand-off restrictions as set forth therein.

5.10 Headings. Headings, titles and captions are for convenience only and shall not constitute a portion of this Warrant or be used for the interpretation thereof.

5.11 Notices. Any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon the Warrant Holder or the Company in connection with this Warrant shall be in writing. Such notice shall be personally served, sent by facsimile, or sent prepaid by registered or certified mail with return receipt requested, or sent by reputable overnight delivery service, such as Federal Express, and shall be deemed given: (a) if personally served, when delivered to the individual or entity to whom such notice is addressed; (b) if given by facsimile, one day after being sent; (c) if given by prepaid or certified mail with return receipt requested, forty-eight (48) hours after being deposited in the U.S. mail; or (d) if sent by reputable overnight delivery service, such as Federal Express, one business day after delivery to such delivery service. Any notice given by facsimile shall be confirmed in writing, and such confirmation shall be delivered or sent by any of the other means of delivery set forth in this Section, within forty-eight (48) hours after notice was sent by facsimile. Such notices shall be addressed to the individual or entity to whom such notice is to be given at the individual or entity’s address set forth below such individual or entity’s name on the signature page hereof or as such individual or entity shall otherwise direct in a writing to all other individuals or entities delivered or sent in accordance with this Section.

If to Company to:	Basin Water, Inc.
8731 Prestige Court
Rancho Cucamonga, California 91730
Attn: Peter L. Jensen, President
Phone: (619) 222-1493
Fax No.: (619) 222-3393

If to Warrant Holder, then to the address set forth below the name of the Warrant Holder on the signature page hereof.

5.12 Severability. If any provision of this Warrant is invalid, illegal or unenforceable, the balance of this Warrant shall remain in full force and effect notwithstanding such invalidity, illegality, or unenforceability.

5.13 Execution in Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except having additional signature page(s) executed by one or more of the other individuals or entities. The Company and the Warrant Holder agree that each of them may rely upon the facsimile signature of the Company or Warrant Holder on this Warrant as constituting a duly authorized, irrevocable, actual, current delivery of this Warrant as fully as if this Warrant contained the original ink signature of the Warrant Holder or the Company supplying a facsimile signature.

IN WITNESS WHEREOF, this Warrant is executed as of the date first above set forth.

COMPANY

Basin Water, Inc., a California corporation

By:
Peter L. Jensen
President and Chief Executive Officer

[		]

By:	[	]
its

	By:	[ ]
its

By:
[ NAME ]
[ TITLE ]

	Address:	[STREET ADDRESS]
[CITY, STATE ZIP]

EXHIBIT A

SUBSCRIPTION FORM

TO: Basin Water, Inc.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Warrant, dated                     , 200   (the “Warrant”), between the undersigned and Basin Water, Inc., a California corporation (the “Company”).

The undersigned, Warrant Holder, hereby irrevocably elects to exercise the purchase right represented by the Warrant attached hereto, and to purchase under that Warrant,                      (            ) Shares of Common Stock of the Company, and herewith makes payment of Five Dollars and Fifty Cents ($5.50) per share for those Shares. As a condition to this subscription, the undersigned hereby represents and warrants to the Company that the representations and warranties contained in Section 2.1 of the attached Warrant are true and correct as of the date of this subscription as if they had been made on such date with respect to the Shares. The undersigned further requests that the certificates for those Shares be issued in the name of, and delivered to:

Name:
Address

DATE:

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Name:
Title: